Exhibit 21

SUBSIDIARY LIST

Doing Business As	State of Incorporation
Carpenter Investments, Inc.	Delaware
CRS Holdings, Inc.	Delaware
Dynamet Incorporated	Delaware
Talley Industries, Inc.	Delaware